Supplement
To Supplement dated January 15, 2003
To Prospectus Supplement dated December 27, 2002
To Prospectus dated September 20, 2002

$941,043,160 (Approximate)

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

CSFB Mortgage-Backed Pass-Through Certificates,
Series 2002-AR33

The supplement dated January 15, 2003 to the prospectus supplement dated December 27, 2002 to the prospectus dated September 20, 2002 with respect to the above captioned series is hereby amended as follows:

1.  The first sentence of “Interest only mortgage loans have a greater degree of risk of default” in “RISK FACTORS—Special Yield and Prepayment Considerations” on page S-21 is amended to read as follows:

Approximately 39.72%, 11.44%, 17.29%, 66.04% and 7.19% of the group I, group II, group III, group IV and group V mortgage loans, respectively (in each case by applicable Cut-off Date Principal Balance), do not provide for any payments of principal prior to their first Adjustment Date.

2.  The first sentence of “DESCRIPTION OF THE MORTGAGE POOL—Interest Only Mortgage Loans” beginning on page S-27 is amended to read as follows:

Approximately 39.72%, 11.44%, 17.29%, 66.04% and 7.19% of the group I, group II, group III, group IV and group V mortgage loans, respectively (in each case by applicable Cut-off Date Principal Balance), (the “Interest Only Mortgage Loans”), do not provide for any payments of principal prior to their first Adjustment Date.

Credit Suisse First Boston

Underwriter

January 24, 2003